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                                                                   EXHIBIT 10(E)

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                          DATED AS OF DECEMBER 5, 1995
                        BETWEEN ITT INDUSTRIES, INC. AND
                                D. TRAVIS ENGEN

     WHEREAS, ITT Industries, Inc., an Indiana corporation ("Industries"), entered into an employment agreement with D. Travis Engen dated as of December 5, 1995 (the "Agreement"); and,

     WHEREAS, Industries and you desire to amend the Agreement in certain respects;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth and for other consideration herein described, the parties hereto agree as follows:

     1. Paragraph 4 of the Agreement shall be amended by changing the paragraph heading to "Termination" and by adding the following at the end thereof:

     Following an Acceleration Event (as defined herein), no act or omission on your part shall be considered "willful" for purposes of this Paragraph 4 unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of Industries.

     Following an Acceleration Event, you shall have the right to terminate your employment for Good Reason (as defined herein). For purposes hereof:

          (A) "Good Reason" shall mean:

             (i) without your express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Industries or its affiliates promptly after receipt of notice thereof given by you, (A) a failure to pay or reduction in your annual base salary (as described in Paragraph 3(a) hereof) or any bonus or incentive compensation opportunities or any reduction in any material compensation or benefits arrangement provided to you or in which you participate, (B) your assignment to any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by paragraph (1) hereof, (C) any other action by Industries or any of its affiliates which results in a diminution in your position, authority, duties or responsibilities, or
        (D) any failure by Industries to comply with any of the provisions of paragraph 3(b) hereof;

             (ii) without your express written consent, Industries requiring your work location to be other than within twenty-five (25) miles of White Plains, New York;

             (iii) any failure by Industries to obtain an express written assumption of this Agreement by any successor to Industries. For purposes hereof, a determination by you that you have "Good Reason" hereunder shall be final and binding on the parties hereto absent a showing of bad faith on your part.

          (B) An "Acceleration Event" shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to
     Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than Industries or a subsidiary of Industries or any employee benefit plan sponsored by Industries or a subsidiary of Industries, is the beneficial owner directly or indirectly of twenty percent or more of the outstanding Common Stock, $1 par value, of Industries (the "Stock"); (ii) any person (within the meaning of Section 13(d) of the Act), other than Industries or a subsidiary of Industries, or any employee benefit plan sponsored by Industries or a subsidiary of Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of Industries (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of fifteen percent or more of the outstanding Stock of Industries (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of
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     rights to acquire Stock); (iii) the stockholders of Industries shall approve (A) any consolidation or merger of Industries in which Industries is not the continuing or surviving corporation or pursuant to which shares of Stock of Industries would be converted into cash, securities or other property, other than a merger of Industries in which holders of Stock of Industries immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Industries, or (iv) there shall have been a change in a majority of the members of the Board of Directors of Industries within a 12-month period unless the election or nomination for election by Industries' stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 12-month period.

          (C) Following an Acceleration Event, the term "Industries" as used in this Agreement shall also include any successor company to Industries, any successor to any affiliate of Industries, and any affiliate of any such successor company.

     If you are terminated by Industries within two years after an Acceleration Event, the only basis upon which the Severance Benefits shall not be provided to you is upon a termination of employment for cause.

     2.  Paragraph 5 (f) is amended to provide as follows:

     (f) Termination Allowance Under A Severance Plan or Policy. If you would otherwise ordinarily receive a termination allowance under an Industries' severance plan or termination allowance policy, including, without limitation, the ITT Industries, Inc. Senior Executive Severance Pay Plan, a copy of which is attached hereto as Exhibit I, were you deemed to be covered under and eligible for such Plan, exceeding the amount of base salary remaining under this Agreement at the time of notice by Industries of its intent to terminate your full-time employment, Industries will pay you a termination allowance, in accordance with the terms of the Industries' severance plan or termination allowance policy, in lieu of salary continuation under this Agreement. In no case will both termination allowance and amounts under this Agreement (whether lump sum or salary continuation) be paid.

     3.  A new Paragraph 5A is added to the Agreement to read as follows:

     5A.  Termination After An Acceleration Event

     Notwithstanding Paragraph 5 hereof, if within two years following an Acceleration Event, your employment with Industries is involuntarily terminated other than for cause or is terminated by you for Good Reason, then Industries will pay you the following severance benefits ("Severance Benefits"):

     Severance Pay -- The sum of (x) three times your highest annual base salary rate (as provided in Paragraph 3(a) hereof) (whether or not deferred) at any time during the three year period immediately preceding your termination of employment, and (y) three times the highest bonus paid or awarded (whether or not deferred) to you in respect of the three years preceding an Acceleration Event.

  Benefits and Perquisites

     -- Continued health and life insurance benefits and perquisites (including, without limitation, any Industries provided automobile and any tax or financial advisory services) for a three year period following your termination of employment at the same cost to you, and at the same coverage levels, provided to you (and your eligible dependents) immediately prior to your termination of employment.

     -- Payment of a lump sum amount ("Pension Lump Sum Amount") equal to the difference between (i) the total lump sum value of your pension benefit under the ITT Industries Salaried Retirement Plan, Industries' Excess Pension Plan IA and Industries' Excess Pension Plan IB ("Pension Plans") as of your termination of employment and (ii) the total lump sum value of your pension benefit under the Pension Plans after crediting you with an additional three years of age and three years of eligibility and benefit service to you and applying the annual base salary and highest bonus determined above under "Severance Pay" with respect to each of the additional three years of service so credited for purposes of determining Final Average Compensation under the Pension Plans. The above total lump sum values shall
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be determined in the manner provided in such Excess Pension Plans of Industries for determination of lump sum benefits upon the occurrence of an Acceleration Event, as defined in said Plans.

     -- Crediting of an additional three years of age and three years of eligibility service for purposes of Industries' retiree health and retiree life insurance benefits.

     -- Payment of a lump sum amount ("Savings Plan Lump Sum Amount") equal to three times the following amount: the annual base salary rate determined above under "Severance Pay" times the highest rate of Company Contributions (not to exceed 3 1/2%) with respect to you under the ITT Industries Investment and Savings Plan for Salaried Employees and/or the ITT Industries Excess Savings Plan (including matching contributions and floor contributions) at any time during the three year period immediately preceding your termination of employment.

     With respect to the provision of benefits and perquisites during the above described three year period, if, for any reason at any time Industries is unable to treat you as being eligible for ongoing participation in any Industries employee benefit plans or perquisites in existence immediately prior to your termination of employment of and if, as a result thereof, you do not receive a benefit or perquisite or receive a reduced benefit or perquisite, Industries shall provide such benefits or perquisites by (i) direct payment to you of the amounts you would have received from such benefit plan or perquisite you continued to be eligible or (ii) at Industries' option, making available equivalent benefits or perquisites from other sources.

     Severance Pay shall be paid in cash, in a non-discounted lump sum within five business days after the date your employment terminates. The Pension Lump Sum Amount and the Savings Plan Lump Sum Amount shall be paid in cash within thirty calendar days after the date your employment terminates.

     In cases where Severance Benefits are provided under this Agreement, pay in lieu of any unused current year vacation entitlement will be paid to you in a lump sum, in cash within five business days after the date your employment terminates.

     If, upon the termination of your employment after an Acceleration Event, you would otherwise ordinarily receive, under an Industries' severance plan or termination allowance policy, including, without limitation, the ITT Industries, Inc. Senior Executive Severance Pay Plan and the ITT Industries, Inc. Special Senior Executive Severance Pay Plan, a copy of which is attached hereto as
Exhibit II, were you deemed to be covered under and eligible for either of such Plans, (i) severance pay, salary continuation pay, termination pay or similar pay or allowance ("Plan Severance Pay") exceeding the Severance Pay hereunder and/or (ii) employee benefits, perquisites or outplacement services ("Plan Severance Benefits") exceeding the corresponding other Severance Benefits, Industries will pay you or provide to you the Plan Severance Pay and/or the Plan Severance Benefits in lieu of, respectively, the Severance Pay hereunder or the corresponding other Severance Benefits. In no case will both Plan Severance Pay and the Severance Pay hereunder be paid or will both Plan Severance Benefits and the corresponding other Severance Benefits be provided.

     Upon the termination your employment after an Acceleration Event, you may elect, in your sole discretion, to receive the base salary and incentive bonus and other compensation and benefits pursuant to Paragraph 5 hereof ("Paragraph 5 Benefit") in lieu of the Severance Benefits and in lieu of any Plan Severance Pay and/or Plan Severance Benefits, whichever is otherwise payable under the preceding paragraph. In no case will both the Paragraph 5 Benefit and the Severance Benefits or the Plan Severance Pay and/or Plan Severance Benefits, whichever is otherwise payable under the preceding paragraph, be paid.

     4. Paragraph 13 of the Agreement shall be amended by adding the following at the end thereof:

     Industries shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by you as a result of Industries' refusal to provide any of the Severance Benefits to which you become entitled under this Agreement, or as a result of Industries' (or any third party's) contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict
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between you and Industries pertaining to this Agreement. Industries shall pay such fees and expenses from its general assets.

     5.  A new Paragraph 14 is added to the Agreement, to read as follows:

     14.  Excise Tax

     In the event that it shall be determined that any payment or distribution by Industries to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph 14, such payments or distributions being referred to herein as "Payments") would give rise to your liability for the excise tax imposed by
Section 4999 of the Internal Revenue Code, as amended (the "Code"), or that any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after your payment of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For this purpose, you shall be deemed to be in the highest marginal rate of Federal, state and local taxes. This payment shall be made as soon as possible following the date of your termination of employment, but in no event later than thirty calendar days of such date.

     In the event the Gross-Up Payment shall fail to make you whole on an after-tax basis, the Gross-Up Payment shall be recalculated ("Recalculated Gross-Up Payment"), using your actual effective tax rate, once it is known for the calendar year in which the Gross-Up Payment is made, and Industries shall reimburse you for the full amount of any amount by which the Recalculated Gross-Up Payment exceeds the Gross-Up Payment ("Additional Gross-Up Payment").

     The Gross-Up Payment and any Additional Gross-Up Payment shall be paid out of the general assets of Industries.

     In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, Industries shall reimburse you for the full amount necessary to make you whole on an after-tax basis (less any amounts received by you that you would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

     6.  A new Paragraph 15 is added to the Agreement, to read as follows:

     15.  Miscellaneous

     Severance Benefits under this Agreement are paid entirely by Industries from its general assets.

     In the event of your death while any amount is still payable to you hereunder had you continued to live, all such amounts shall be paid in accordance with this Agreement to your designated heirs or, in the absence of such designation, to your estate.

     7. Except as hereinabove amended by this First Amendment, the Agreement is hereby ratified and confirmed and the Agreement shall continue in full force and effect.
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     IN WITNESS WHEREOF, the parties have executed this First Amendment to the
Agreement, and this First Amendment shall be effective, as of the 11th day of March, 1997.

                                          D. TRAVIS ENGEN
                                          --------------------------------------
                                          D. Travis Engen

ITT INDUSTRIES, INC.

By: JAMES P. SMITH
    --------------------------------------------------------
    James P. Smith
    Senior Vice President -- Director,
    Human Resources